Exhibit 99.1

Edgewater Holds 2015 Annual Stockholders' Meeting

WAKEFIELD, Mass., June 4, 2015 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, held its Annual Stockholders' Meeting on June 3, 2015 in Wakefield, Massachusetts.

At the Annual Meeting, the Company's stockholders were asked:

  To elect six directors to serve until the 2016 Annual Meeting of Stockholders;
  To approve the proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan to increase the authorized shares under the Plan from 1,200,000 to 1,700,000;
  To approve (on a non-binding advisory basis) named executive officer compensation;
  To ratify the appointment of BDO USA, LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2015; and
  To transact any other business that may properly come before the Annual Meeting.

The elected six board members include:

  Shirley Singleton, Chairman, President and CEO of Edgewater;
  Paul Flynn, Executive Vice President and Commercial Loan Officer of People's United Bank;
  Paul Guzzi, President and CEO of the Greater Boston Chamber of Commerce;
  Nancy Leaming, former CEO and President of Tufts Health Plan;
  Michael Loeb, President and CEO of Loeb Enterprises; and
  Wayne Wilson, former President and COO of PC Connection, Inc.

Approximately 91% of all issued and outstanding shares were represented at the Annual Stockholders' Meeting.

Additionally, stockholders approved the proposed amendment to the Edgewater Technology, Inc. 2008 Employee Stock Purchase Plan, approved the Company's named executive officer compensation and ratified the appointment of BDO USA, LLP as the Company's independent registered public accountants for the year ending December 31, 2015.

The Company's next Annual Meeting is tentatively planned to be held in June 2016.

About Edgewater

Edgewater Technology, Inc. (Nasdaq:EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater's brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

CONTACT: Company Contact:
         Timothy R. Oakes
         Chief Financial Officer
         1-781-246-3343

         Investor Relations:
         Liolios Group, Inc.
         Cody Slach
         1-949-574-3860
         EDGW@liolios.com